NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer & Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Record full year 2012 revenue and net income despite challenging environment
•	Full year 2012 record cash flow generation enhances strong balance sheet
•	41% shareholder return in the full year 2012

March 6, 2013

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales and earnings per diluted share of $172.9 million and $0.99 per diluted share for the fourth quarter of 2012, respectively, compared to fourth quarter 2011 net sales and earnings per diluted share of $173.3 million and $0.80 per diluted share, respectively. Net income for the fourth quarter of 2012 was $13.0 million compared to net income of $10.4 million for the fourth quarter of 2011.

Full year net sales and earnings per diluted share were $708.2 million and $3.63 per diluted share for 2012, respectively, compared to net sales and earnings per diluted share of $683.2 million and $3.66 per diluted share for 2011, respectively. Full year 2012 net income was $47.4 million compared to 2011 net income of $45.9 million. Changes in foreign exchange rates negatively impacted the full year 2012 net sales by $26.8 million, or 4%, and net income by $1.7 million or $0.13 per diluted share.

Michael F.  Barry, Chairman, Chief Executive Officer and President, commented, "We are pleased to report solid results in the fourth quarter despite weak market conditions in Europe and Brazil as well as typical seasonal trends at year end.  Overall, we experienced gross margin improvement based on stabilizing raw material costs.  On balance, we are continuing to offset challenging market conditions, including foreign exchange, and to grow our business profitably through taking market share and leveraging our recent acquisitions."

Mr. Barry continued, "2012 was a record year for Quaker in terms of revenue, net income, and net operating cash flow despite a challenging global environment.   Also, our shareholder value creation was 41% as we continued with both dividend and share price appreciation.   At the close of the year, our balance sheet remains very strong, as our cash position exceeds our debt, which provides us the financial flexibility to pursue acquisitions as appropriate."

Mr. Barry also noted, "Going into 2013, we will continue to face challenging economic environments in various parts of the world, especially Europe.  In addition, we are likely to see higher raw material costs from current levels due to increasing crude oil pricing.  However, we also expect a continued recovery in North America and China, as well as growth due to our strategic initiatives and further leverage from our acquisitions.  In summary, I remain confident in our future and expect 2013 to be another good year for Quaker."

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Key items to note related to the fourth quarter of 2012 are as follows. The fourth quarters of 2012 and 2011 include equity income in associated companies of $0.4 million and $0.6 million, respectively, or earnings per diluted share of $0.03 and $0.05, respectively, from the Company’s ownership in a captive insurance company described in the Change in Accounting Method section below. The Company’s low effective tax rate in the fourth quarter of 2012 reflects a reduction of valuation allowances on certain domestic deferred tax assets and other contributing factors. As it relates to our 2010 Summit Lubricants acquisition, the fourth quarter of 2012 included higher other income related to the change in fair value of a contingent consideration liability of $1.7 million, or $0.09 per diluted share, compared to $0.6 million, or $0.03 per diluted share, in the fourth quarter of 2011. In addition, the fourth quarter results include other uncommon expenses totaling $0.06 per diluted share largely consisting of severance and related items and costs associated with the launch of the Company’s new revitalized Brand.

Key items to note related to the full year 2012 are as follows. The full years of 2012 and 2011 include equity income from the Company’s investment in the captive insurance company, noted above, of $1.8 million and $2.3 million, respectively, or earnings per diluted share of $0.14 and $0.19, respectively. The Company’s low effective tax rate for the full year 2012 reflects a decrease in the reserves for uncertain tax positions, a reduction of valuation allowances on certain domestic deferred tax assets and other contributing factors. The full year 2011 results include other income of $2.7 million, or $0.22 per diluted share, related to the revaluation of the Company’s previously held ownership interest in its Mexican affiliate to its fair value. As it relates to our Summit Lubricants acquisition, the full year 2012 included higher other income related to the change in fair value of a contingent consideration liability of $1.7 million, or $0.09 per diluted share, compared to $0.6 million, or $0.03 per diluted share, in 2011. The full year 2012 results also include other previously disclosed uncommon expenses largely consisting of severance and related items, certain customer bankruptcies, CFO transition costs and costs associated with the launch of the Company’s new revitalized Brand.

Fourth Quarter 2012 Summary

Net sales for the fourth quarter of 2012 were $172.9 million, a decrease of less than 1% from $173.3 million in the fourth quarter of 2011. Product volumes, including acquisitions, increased revenues by approximately 3%, which were offset by decreases due to foreign exchange rate translation of $3.7 million, or 2%, and a slight decrease due to selling and price mix of less than 1%.

Gross profit increased approximately $2.5 million, or 4%, from the fourth quarter of 2011. The increase in gross profit on consistent sales was due to an improvement in gross margin to 34.2% compared to 32.7% for the fourth quarter of 2011 and 32.7% for the third quarter of 2012. The increase in gross margin is primarily the result of some stabilization in raw material costs experienced in the fourth quarter of 2012, allowing margins to return to more acceptable levels.

Selling, general and administrative expenses (“SG&A”) increased approximately $0.2 million compared to the fourth quarter of 2011, primarily related to acquisitions and higher selling, inflationary and other labor related costs which were partially offset by a decrease in foreign exchange rate translation and lower incentive compensation. SG&A for the fourth quarter of 2012 also includes certain uncommon expenses totaling $0.06 per diluted share largely consisting of severance and related items and costs associated with the launch of the Company’s new revitalized Brand. SG&A, as a percentage of sales, was slightly up at 26.3% for the fourth quarter of 2012 compared to 26.1% for the fourth quarter of 2011.

The decrease in interest expense was primarily due to lower average borrowings and lower interest rates in the fourth quarter of 2012 as compared to the fourth quarter of 2011.

The increase in other income in the fourth quarter of 2012 was primarily due to higher other income related to the change in fair value of a contingent consideration liability of $1.7 million, or $0.09 per diluted share, compared to $0.6 million, or $0.03 per diluted share, in the fourth quarter of 2011 and, also, a separate increase to other income of approximately $1.0 million, or $0.08 per diluted share, related to the change in fair value of an acquisition-related liability, was recorded in the fourth quarter of 2012.

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The increase in equity in net income of associated companies was caused by improved performance over the majority of the Company’s equity affiliates in the fourth quarter of 2012 as compared to the fourth quarter of 2011, in particular in our Japanese affiliate, partially offset by lower income from the Company’s equity investment in its captive insurance company.

Changes in foreign exchange rates negatively impacted the fourth quarter of 2012 net income by approximately $0.3 million, or $0.02 per diluted share.

Full Year Summary

Net sales for 2012 were $708.2 million, an increase of 4% from $683.2 million in 2011. Product volumes, including acquisitions, increased revenues by approximately 5% and selling and price mix increased revenues by approximately 3%, while foreign exchange rate translation decreased revenues by approximately $26.8 million, or 4%.

Gross profit increased by approximately $16.1 million, or 7%, from 2011, with gross margin improving to 33.7% from 32.6% for 2011, reflecting some stabilization in raw material costs experienced primarily at the end of 2012, allowing margins to return to more acceptable levels.

SG&A increased by approximately $10.7 million, or 7%, compared to 2011, primarily related to acquisitions and higher selling, inflationary and other costs on increased business activity, which were partially offset by decreases due to foreign exchange rate translation and lower incentive compensation. Also, SG&A for 2012 includes charges of $0.06 per diluted share for certain customer bankruptcies in the U.S., $0.03 per diluted share related to CFO transition costs and certain uncommon charges of $0.11 per diluted share that largely consists of severance and related items and costs associated with the launch of the Company’s new revitalized Brand. As a result, SG&A, as a percentage of sales, slightly increased to 24.8% from 24.1% in 2011.

The decrease in interest expense was primarily due to lower average borrowings and lower interest rates in 2012 as compared to 2011, and the decrease in interest income from 2011 to 2012 was primarily caused by lower cash levels invested in higher interest rate jurisdictions.

Other income for 2012 included increases due to changes in the fair value of the contingent consideration liability of $1.7 million, or $0.09 per diluted share, and the fair value of the acquisition-related liability of $1.0 million, or $0.08 per diluted share, noted above. Other income for 2011 included a lower adjustment to the fair value of the contingent consideration liability of $0.6 million, or $0.03 per diluted share, noted above, and, also, approximately $2.7 million, or $0.22 per diluted share, of other income related to the revaluation of the Company’s previously held ownership interest in its Mexican affiliate to its fair value, which was related to the Company’s 2011 purchase of the remaining ownership interest in this entity. In addition, the Company experienced higher foreign exchange losses in 2012 and, also, received lower third party license fees in 2012, primarily as a result of the prior year purchase of the remaining ownership interest in the Company’s Mexican affiliate.

The Company’s 2012 and 2011 effective tax rates of 24.7% and 24.0%, respectively, reflect decreases in reserves for uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.17 and $0.16 per diluted share, respectively. The Company has experienced and expects to further experience volatility in its effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions, among other factors. The Company estimates its 2013 effective tax rate to be in the high twenty percent range.

The decrease in equity in net income of associated companies was primarily caused by lower income from the Company’s equity investment in its captive insurance company, partially offset by improved performance over the majority of the Company’s other equity affiliates in 2012 as compared to 2011, in particular in our Japanese affiliate.

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Earnings per diluted share for 2012 of $3.63 reflect an approximate $0.11 per share dilutive effect as a result of the Company’s equity offering in May of 2011. Changes in foreign exchange rates negatively impacted the 2012 net income by approximately $1.7 million, or $0.13 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s 2012 record level of operating cash flow of $62.9 million was approximately $43.2 million higher than 2011, primarily led by improved working capital management and increased net income. The Company’s consolidated leverage ratio remains strong at less than one times EBITDA. In July 2012, the Company acquired NP Coil Dexter Industries, S.r.l. for net cash consideration of approximately $2.7 million.

Change in Accounting Method

During 2012, the Company’s ownership percentage in Primex, Ltd. (“Primex”), a captive insurance company, increased following the exit of one of its shareholders. Due to the increased ownership percentage and other factors, the Company changed its method of accounting for its investment in Primex from the cost method to the equity method of accounting. As a result, the Company recast its Consolidated Balance Sheet, its Consolidated Statement of Income and its Consolidated Statement of Cash Flows for the fourth quarter and year ended December 31, 2011. The change in accounting method increased net income attributable to Quaker Chemical Corporation by $0.4 million and $0.6 million for the fourth quarters of 2012 and 2011, respectively, and by $1.8 million and $2.3 million for the full years 2012 and 2011, respectively.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss fourth quarter and full year 2012 results is scheduled for March 7, 2013 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
		(re-cast)		(re-cast)

Net sales	$172,868	$173,261	$708,226	$683,231

Cost of goods sold	113,714	116,597	469,515	460,581

Gross profit	59,154	56,664	238,711	222,650
%	34.2%	32.7%	33.7%	32.6%

Selling, general and administrative expenses	45,478	45,297	175,487	164,738

Operating income	13,676	11,367	63,224	57,912
%	7.9%	6.6%	8.9%	8.5%

Other income, net	2,886	980	3,415	5,050
Interest expense	(924)	(1,082)	(4,283)	(4,666)
Interest income	183	276	592	1,081
Income before taxes and equity in net income of associated companies	15,821	11,541	62,948	59,377

Taxes on income before equity in net income of associated companies	2,883	1,295	15,575	14,256
	12,938	10,246	47,373	45,121

Equity in net income of associated companies	829	664	2,867	3,102

Net income	13,767	10,910	50,240	48,223

Less: Net income attributable to noncontrolling interest	760	540	2,835	2,331

Net income attributable to Quaker Chemical Corporation	$13,007	$10,370	$47,405	$45,892
%	7.5%	6.0%	6.7%	6.7%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.99	$0.80	$3.64	$3.71
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.99	$0.80	$3.63	$3.66

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	December 31,	December 31,
	2012	2011
		(re-cast)
ASSETS

Current assets
Cash and cash equivalents	$32,547	$16,909
Accounts receivable, net	154,197	150,676
Inventories, net	72,471	74,758
Current deferred tax assets	6,401	6,338
Prepaid expenses and other current assets	12,194	10,868
Total current assets	277,810	259,549

Property, plant and equipment, net	85,112	82,916
Goodwill	59,169	58,152
Other intangible assets, net	32,809	31,783
Investments in associated companies	16,603	14,073
Deferred income taxes	30,673	29,823
Other assets	34,458	34,856
Total assets	$536,634	$511,152

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,468	$636
Accounts payable	67,586	65,026
Dividends payable	3,208	3,099
Accrued compensation	16,842	16,987
Accrued pension and postretirement benefits	2,188	2,038
Current deferred tax liabilities	253	238
Other current liabilities	16,247	18,625
Total current liabilities	107,792	106,649
Long-term debt	30,000	46,701
Deferred income taxes	6,383	7,094
Accrued pension and postretirement benefits	49,916	34,533
Other non-current liabilities	52,867	54,818
Total liabilities	246,958	249,795

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2012 - 13,094,901 shares	13,095	12,912
Capital in excess of par value	94,470	89,725
Retained earnings	215,390	180,710
Accumulated other comprehensive loss	(41,855)	(28,967)
Total Quaker shareholders' equity	281,100	254,380
Noncontrolling interest	8,576	6,977
Total shareholders' equity	289,676	261,357
Total liabilities and equity	$536,634	$511,152

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the twelve months ended December 31,

(Dollars in thousands)

	(Unaudited)
	2012	2011
		(re-cast)
Cash flows from operating activities
Net income	$50,240	$48,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,252	11,455
Amortization	3,106	2,338
Equity in undistributed earnings of associated companies, net of dividends	(2,350)	(2,365)
Deferred income taxes	2,354	2,431
Uncertain tax positions (non-deferred portion)	(1,407)	3,673
Acquisition related fair value adjustments	(1,909)	(2,624)
Deferred compensation and other, net	(156)	566
Stock-based compensation	3,807	3,513
Gain on disposal of property, plant and equipment	(108)	(86)
Insurance settlement realized	(1,391)	(1,840)
Pension and other postretirement benefits	(1,427)	(4,239)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	779	(31,558)
Inventories	3,228	(9,281)
Prepaid expenses and other current assets	504	(2,505)
Accounts payable and accrued liabilities	(2,562)	4,442
Estimated taxes on income	(2,067)	(2,477)
Net cash provided by operating activities	62,893	19,666

Cash flows from investing activities
Investments in property, plant and equipment	(12,735)	(12,117)
Payments related to acquisitions, net of cash acquired	(5,635)	(25,477)
Proceeds from disposition of assets	245	393
Insurance settlement received and interest earned	69	80
Change in restricted cash, net	1,322	1,760
Net cash used in investing activities	(16,734)	(35,361)

Cash flows from financing activities
Net decrease in short-term borrowings	(315)	(254)
Repayments of long-term debt	(17,632)	(27,364)
Dividends paid	(12,616)	(11,586)
Stock options exercised, other	(924)	1,105
Excess tax benefit related to stock option exercises	2,045	109
Proceeds from sale of common stock, net of related expenses	-	48,143
Distributions to noncontrolling shareholders	(1,099)	(1,000)
Net cash (used in) provided by financing activities	(30,541)	9,153

Effect of exchange rate changes on cash	20	(2,315)
Net increase (decrease) in cash and cash equivalents	15,638	(8,857)
Cash and cash equivalents at the beginning of the period	16,909	25,766
Cash and cash equivalents at the end of the period	$32,547	$16,909